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                             SUPPLEMENTAL AGREEMENT

                                  By and Among

                            SBC COMMUNICATIONS INC.

                       SBC INTERNET COMMUNICATIONS, INC.

                       PRODIGY COMMUNICATIONS CORPORATION

                                      and

                   PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

                          Dated as of January 1, 2001

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

                             SUPPLEMENTAL AGREEMENT
                             ----------------------

          This Supplemental Agreement (the "Agreement") is made to be effective as of the 1st day of January, 2001 (the "Effective Date") by and among SBC Communications Inc., a Delaware corporation ("SBC"), and SBC Internet Communications, Inc., a Delaware corporation and an indirect wholly-owned subsidiary of SBC ("SBC Sub"), on the one hand, and Prodigy Communications Corporation, a Delaware corporation ("Prodigy"), and Prodigy Communications Limited Partnership, a Delaware limited partnership ("Operating Partnership"), on the other hand. Capitalized terms used but not defined herein shall have the meaning assigned to them in the Investment Agreement (as defined below).

                                  WITNESSETH:

          WHEREAS, contemporaneously with the execution and delivery of this Agreement SBC, SBC Sub, Prodigy, Prodigy Transition Corporation, a Delaware corporation and a wholly owned subsidiary of Prodigy ("PTC"), and Operating Partnership are entering into an Internet Service Resale Agreement ("Resale Agreement") and a Narrowband Internet Sales Agency Agreement ("Sales Agency Agreement");

          WHEREAS, the Parties desire to document their agreement concerning a variety of supplemental and ancillary matters;

          NOW, THEREFORE, in consideration of the premises, agreements, representations, covenants and warranties herein contained, the Parties agree as follows.

                                   ARTICLE I
                                  DEFINITIONS

          As used in this Agreement, capitalized terms will have the meaning ascribed to them herein, the Resale Agreement or the Sales Agency Agreement, as applicable.

                             ARTICLE II MARKETING

2.1 Minimum Price; Billing. Following the Effective Date of the Sales Agency Agreement, Prodigy and Operating Partnership will set the price payable by Prodigy's or Operating Partnership's retail Internet service subscribers for its Narrowband Access Internet service. Pursuant to the terms of the Sales Agency Agreement, SBC and its Affiliates may package Prodigy's Narrowband Access Internet service with products and services of SBC and its Affiliates and may offer the option to subscribers of Prodigy's Narrowband Access Internet service procured by SBC or its Affiliates pursuant to the terms of the Sales Agency Agreement to have the monthly charge for such Internet service billed on such subscriber's telephone service bill that is issued by SBC's Affiliates. In order to facilitate such packaging, where SBC's Affiliates bill the monthly retail rate for Prodigy's Narrowband Internet service subscribers that are procured by SBC or its Affiliates pursuant to the terms of the Sales Agency Agreement, Prodigy and Operating Partnership agree that the minimum monthly rate that will be paid to

Prodigy or Operating Partnership by SBC or its Affiliates for such subscribers shall initially be sixteen and 82/100 dollars ($16.82), until such time that the Parties mutually agree to modify such charge. Notwithstanding the foregoing, the Parties acknowledge and agree that SBC or its Affiliates may set the prices for the package that includes Prodigy's or Operating Partnership's Narrowband Access Internet service. SBC and its Affiliates shall pay Prodigy and Operating Partnership amounts collected from such Narrowband Access Internet service subscribers on a quarterly basis so long as such new Narrowband Access Subscriber is (x): (i) a Prodigy Subscriber during the quarter for which such payment is made or (ii) a subscriber on a full or partial payment waiver pursuant to a SBC promotional offer and (y) has not cancelled the Prodigy Service.

2.2 SBC Advertising. SBC and its Affiliates agree that they will use commercially reasonable efforts to include Prodigy's name and logo in any of their advertising in any media where the SBC (or SBC Affiliate) product or service advertised includes the Resold Prodigy Service or the Prodigy Service.

2.3 Access To Narrowband Network. Prodigy and Operating Partnership agree to make available its Narrowband Access network to SBC's Broadband Access customers at a rate mutually agreed to by the Parties. Prodigy and Operating Partnership shall bill SBC or its Affiliates the amounts owed for such access on a monthly basis.

2.4 Customer Prospect Information. Subject to CPNI rules and other legal and contractual requirements, each Party will provide the other Party reasonable access to its publicly available customer prospect information and databases at a reasonable cost that is mutually agreed by the Parties to allow them to Market their services; provided, however, as a condition to a Party's access to such customer prospect information, such Party agrees that it will not sell or otherwise disclose such information or use such information in any manner that is competive with the business(es) of the Party that is providing such information.

2.5 Oklahoma ISP. SBC or its Affiliates will transfer all of the Subscribers of Oklahoma Internet Online, Inc. ("OIO") to the Resold Prodigy Service and the Prodigy Service, as applicable under the terms of the Resale Agreement and the Sales Agency Agreement, at a time within calendar year 2001 as mutually agreed by the Parties. SBC or its Affiliates will not charge any Bounties or marketing payments to Prodigy or Operating Partnership for such OIO Subscribers that are transferred to Prodigy or Operating Partnership.

2.6 Prodigy As SBC Sales Agent. The Parties agree to use commercially reasonable efforts to negotiate sales representative agreements appointing Prodigy and Operating Partnership and their respective distributors as authorized sales representative of SBC and its Affiliates to Market SBC's Broadband Access Retail ISP Service and long distance services. For purposes of such negotiations, its is acknowledged and agreed that SBC or its Affiliates shall pay Prodigy or Operating Partnership a bounty of seventy-five dollars ($75) for each Broadband Access Subscriber that Prodigy or Operating Partnership obtains for SBC or its Affiliates, subject to similar terms and conditions under which SBC or its Affiliates are entitled to a Bounty under the terms of the Sales Agency Agreement. Also, for purposes of such negotiations, its is acknowledged and agreed that (i) SBC or its Affiliates shall pay Prodigy or Operating Partnership a bounty of ten dollars ($10) for each long distance customer procured by Prodigy or Operating Partnership on behalf of SBC and its Affiliates, (ii) SBC or its Affiliate shall be responsible for any PIC change charge relating to the acquisition of such long distance customers, and (iii) the bounty shall be earned upon the PIC change for each long distance customer that Prodigy or

Operating Partnership obtains for SBC or its Affiliates. Such amounts will be paid by SBC or its Affiliates to Prodigy or Operating in the month following the month that the customer becomes either a Broadband Access or long distance customer, as applicable. SBC and its Affiliates agree to use commercially reasonable efforts to make available to Prodigy and Operating Partnership electronic ordering interfaces to facilitate such sales by Prodigy and Operating Partnership to the extent SBC and its Affiliates make such electronic ordering interfaces for such sales available to Third Parties. The Parties agree to work together to identify other Products or services of SBC or its Affiliates that may be sold by Prodigy or Operating Partnership on SBC's behalf.

2.7 FlashNet Communications Inc. The Parties agree to unwind agreements for the provision of telecommunications products and services that are by and between SBC's Affiliates and FlashNet Communications, Inc. ("FlashNet") in a manner that will, over a period of time to be mutually agreed by the Parties, waive, defer, amend, cancel or result in credits to Prodigy or its Affiliates, up to $5,000,000 of charges, penalties, compensation or fees otherwise due from FlashNet to SBC's Affiliates under such agreements, but only if such unwinding process can be accomplished in a manner such that SBC and its Affiliates are assured to their satisfaction that such actions will not cause SBC or its Affiliates to incur negative business ramifications with any Third Party.

2.8 Web Hosting. SBC or its Affiliates will offer to Prodigy and Operating Partnership a shared hosting service for distribution by Prodigy and Operating Partnership using the Inquent web hosting platform, on terms and conditions that are mutually agreed by the Parties.

2.9 Sterling Commerce. The Parties agree to use commercially reasonable efforts to negotiate an agreement whereby Prodigy and Operating Partnership will act as an authorized sales agent for procuring advertising and e-commerce services to be placed on Sterling Commerce Inc.'s website portal, all as mutually agreed by the Parties. SBC or its Affiliates will pay Prodigy and Operating Partnership a sales agent fee as mutually agreed between the Parties for each such services on terms and conditions as mutually agreed by the Parties; provided, however, neither Prodigy nor Operating Partnership shall be entitiled to any revenues generated from such Sterling Commerce, Inc. website portal. For purposes of such negotiations, its is acknowledged and agreed that, pursuant to such agreement, SBC and its Affiliates agree to provide Prodigy and Operating Partnership with service and price information, technical specifications and other material to facilitate such sales by Prodigy and Operating Partnership.

2.10 Email. Prodigy and Operating Partnership shall be the preferred provider of email services to SBC and its Affiliates, including, but not limited to, email services for Broadband Access, "Online Office" and Unified Messaging to the extent that Prodigy or Operating Partnership provides such email services on competitive terms and conditions that satisfy SBC's or its Affiliate's requirements. SBC and its Affiliates may host email services for Subscribers where such hosting is done in conjunction with providing website hosting services for such Subscribers. Any issues regarding Prodigy's status as a preferred provider will be handled in accordance with the Escalation Process.

2.11 Audit Rights. To the extent that such records may be relevant in determining SBC's or its Affiliates' satisfaction of the Broadband Access Subscriber Commitment or the Narrowband Access Subscriber Commitment, Prodigy or its delegate, who shall be a nationally recognized accounting firm, shall have access to such records as are reasonable and necessary for determining SBC's or its Affiliates' satisfaction of the Broadband Access Subscriber Commitment or the Narrowband Access Subscriber Commitment for inspection and audit during SBC's or its Affiliates' normal business hours, after providing reasonable notice to SBC.

2.12 Dial-up Residential Legacy Subscriber Wholesale Price. Operating Partnership shall set the wholesale price for the Resold Prodigy Service that is resold to Legacy Subscribers who are non-Business Customers receiving Narrowband Access equal to the wholesale price applicable to such Legacy Subscribers as in effect between the Parties under Section 2.7(b) of the Strategic and Marketing Agreement immediately before the Effective Date of this Agreement.

                                  ARTICLE III


3.1    Single Point of Contact and Escalation Process.

          (a) For purposes of making binding interpretative decisions regarding matters arising under the terms of this Agreement, each of SBC and Prodigy shall designate a single point of contact. SBC's single point of contact shall be its Senior Vice President, Consumer Markets, who is currently Randall Stephenson. Prodigy's single point of contact shall be its Chief Operating Officer, who is currently Gregory Williams.

          (b) In the event that any Party determines that there exists an issue or issues as to any of the terms and conditions of this Agreement that requires resolution by the Parties, such Party shall notify the other Parties in writing that it wishes to resolve such issue and such notice shall include the terms and conditions that require resolution and a detailed written statement of the reasons why such Party believes the failure to resolve such issue would materially disadvantage such Party. In the event that a Party disagrees with the complaining Party's belief that such failure to resolve such issue would materially disadvantage the complaining Party (financially or competitively), representatives of each of SBC and Prodigy shall meet in good faith and use commercially reasonable efforts to resolve whether such failure would materially disadvantage the complaining Party (financially and competitively). If the disagreement is not resolved within five Business Days, either Prodigy or SBC may request in writing that such disagreement be referred to SBC's President-Group Operations and Prodigy's Chief Executive Officer, who shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach an agreement as to whether such failure would materially disadvantage the complaining Party (financially and competitively). If such agreement is not reached by such officer representatives within five Business Days, the disagreement will be resolved pursuant to Article IV of this Agreement; provided, however, that for purposes of this process, any award to be made pursuant to Article IV shall be made within one month of filing of the Arbitration Notice notwithstanding anything to the contrary contained in Section 4.2(f) (the foregoing process set forth in this Section 3.1, which shall also be used by the Parties to resolve certain disagreements among them as specified in the relevant provisions of this Agreement, being hereinafter referred to as the "Escalation Process").


                                  ARTICLE IV
4.1    Negotiation.

     In the event of any controversy or claim arising from or relating to this Agreement or the breach thereof (each, a "Claim"), SBC and SBC Sub, on the one hand, and Prodigy and Operating Partnership, on the other hand, shall use commercially reasonable efforts to resolve the Claim. To this end, representatives on the Prodigy Board of Parties having an interest in the Claim (collectively, the "Participating Parties"), shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to all Participating Parties. If they do not reach such solution within a period of 30 Business Days from the date of their first meeting, then the Participating Parties shall commence an arbitration in accordance with this Article IV.

4.2    Arbitration.

     If the Claim is not resolved by negotiation by the conclusion of the negotiation period referred to above, such Claim shall be resolved by final and binding arbitration administered by the American Arbitration Association (AAA) in accordance with its Commercial Arbitration Rules and Title 9 of the U.S. Code. Judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

     (a) Any Participating Party desiring to commence arbitration shall send a written notice (an "Arbitration Notice") to the other Participating Parties and to the AAA describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days of the date of such notice (the "Notice Period"), any other Participating Party may, if such Participating Party does not agree with the description or statement of matters to be resolved, send an Arbitration Notice to the other Participating Parties and to the AAA describing the dispute and setting forth the matters to be resolved by the arbitration. Within ten Business Days of the end of the Notice Period, the Participating Parties shall, if they can agree, select an arbitrator to resolve the dispute. In the event that the Participating Parties have not selected an arbitrator within ten Business Days of the end of the Notice Period, then the dispute shall be resolved by majority decision of a panel of three arbitrators, selected by the AAA in accordance with its rules.

     (b) In selecting arbitrators, the Participating Parties or the AAA shall select persons who are experienced in and knowledgeable about the information technology and telecommunications industries and are rendering no advice or services to, and within the past two years have rendered no material advice or services to, any Party to this Agreement.

     (c)  The place of arbitration shall be Austin, Texas.

     (d) The arbitrator(s) shall have no authority to award punitive damages or any other damages not measured by the prevailing Party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement.

     (e) At any time after the commencement of a proceeding hereunder, any Party may make an application to the arbitrators seeking injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved. Any Participating Party may also apply to any court having jurisdiction hereof at any time to seek injunctive relief until such time as the arbitration award is rendered or the controversy is otherwise resolved.

     (f) The award shall be made within one month of filing of the Arbitration Notice, and the arbitrator(s) shall agree to comply with this schedule before accepting appointment. However, this time limit may be extended by agreement of the Parties or by the arbitrator(s) if necessary. The failure to meet these time limits shall not invalidate the award when rendered.

     (g) Except as required by law or by regulation, or with the consent of all Parties involved in the proceeding, no Party hereto shall disclose or disseminate any information relating to a Claim or to the dispute resolution proceedings called for hereby except for disclosure to those of its officers, employees, accountants, attorneys and agents whose duties reasonably require them to have access to such information.

     (h) The Participating Parties in the arbitration shall share equally the costs and expenses of the arbitration. Each Participating Party shall otherwise bear its own fees and expenses.

                                   ARTICLE V
                                  TERMINATION

5.1    Termination of Agreement.

     (a) This Agreement shall terminate upon the earliest to occur of the following: (i) the termination of the Investment Agreement in accordance with its terms; (ii) the mutual written consent of SBC and Prodigy by action of their respective boards of directors to so terminate this Agreement; and (iii) the Exclusivity Termination Date.


     (b) (i) In the event one Party materially breaches or fails to perform any of its material obligations under this Agreement, the other Party (the "Notifying Party") may notify the allegedly breaching Party (the "Receiving Party") of such breach or failure (a "Breach Notice") and the Parties shall first meet in good faith to try to determine whether a material breach has occurred, and if so, an appropriate manner for correcting or otherwise addressing such breach or failure, with a preference where appropriate for a remedy other than termination, and establish a plan for the prevention of similar breaches or failures in the future. The Receiving Party shall use commercially reasonable efforts to remedy promptly any such breach or failure.

          (ii) In the event the Parties disagree over whether such breach or failure has occurred or such breach or failure is not cured within 30 days after the Receiving Party's receipt of such breach notice, or, in the case of a breach or failure that is not capable of being remedied, the Parties cannot reach agreement on an appropriate manner for addressing such breach or failure, other than termination, either of the Parties may request in writing that such matter be referred to the senior management officers of each of the Parties designated in Section 3.1(a) hereof for an appropriate resolution. Upon such a request, such senior management officers of each of the Parties shall meet in good faith to determine an appropriate manner for addressing such breach or failure, with a preference where appropriate for a remedy other than termination.

          (iii) In the event such breach or failure is not cured within 30 days after the referral of the matter to such senior management officials, or, in the case of a breach or failure that is not capable of being remedied, the Parties cannot reach agreement on an appropriate manner for addressing such breach or failure, other than termination, within such 30 day period, the Notifying Party shall have the right to commence an action affirming the existence of such breach or failure and may terminate this Agreement only upon receipt of a final arbitral pursuant to Article IV of this Agreement award affirming the existence of such breach or failure; provided, however, that for purposes of this Section 5.1(b), any award to be made pursuant to Article IV shall be made within one month of filing of the Arbitration Notice notwithstanding anything to the contrary contained in Section 4.2(f) of this Agreement.

          (iv) Notwithstanding the foregoing, in the event that any such breach or failure occurs again within 120 days of the Receiving Party's receipt of a Breach Notice for the first such breach or failure, the Notifying Party shall have the right to terminate this Agreement immediately only upon receipt of a final arbitral award pursuant to Article IV of this Agreement affirming the existence of such breach or failure and that such breach or failure was material; provided, however, that for purposes of this Section 5.1(b)(iv), any award to be made pursuant to Article IV shall be made within one month of filing of the Arbitration Notice notwithstanding anything to the contrary contained in Section 4.2(f) this Agreement. Termination in accordance with Section 5.1(b)(iii) or 5.1(b)(iv) shall be immediately effective upon the receipt by the Receiving Party of written notice of the final arbitral award affirming the existence of such breach or failure and termination from the Notifying Party. This Section 5.1 shall not in any way limit any Party's right to seek injunctive relief or any other remedy available at law or in equity prior to any termination of this Agreement.

                                  ARTICLE VI
                         REPRESENTATIONS AND WARRANTIES

6.1    Representations and Warranties of Prodigy and Operating Partnership.

     Each of Prodigy and Operating Partnership jointly and severally hereby makes the following representations and warranties to SBC and SBC Sub:

     (a) Authorization; Enforcement. Subject to and conditioned upon approval by the Prodigy Board on or before January 19, 2001, (i) each of Prodigy and Operating Partnership has all requisite corporate power and authority to execute and to deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms, (ii) each of Prodigy and Operating Partnership has taken all necessary action to authorize the execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, and (iii) this Agreement is a valid and legally binding obligation of each of Prodigy and Operating Partnership, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

     (b) Compliance with Law and Obligations. The execution and delivery by each of Prodigy and Operating Partnership of this Agreement do not and the performance by each of Prodigy and Operating Partnership of its respective obligations under this Agreement and the consummation by each of Prodigy and Operating Partnership of the transactions contemplated hereby will not, violate any provision of any law or regulation, or any existing writ or decree of any court or Governmental Entity applicable to Prodigy or Operating Partnership, or violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or bylaws of Prodigy, the Amended and Restated Certificate of Incorporation of Prodigy or the Amended and Restated By-Laws of Prodigy or the Certificate of Limited Partnership of Operating Partnership or the comparable governing instruments of any of their respective Subsidiaries, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material contract to which Prodigy or Operating Partnership is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of Prodigy or Operating Partnership or any of their Subsidiaries.

     (c) Consents and Approvals. All notices, reports or other filings required to be made by Prodigy or Operating Partnership, and all consents, registrations, approvals, permits, authorizations and orders of Governmental Entities or other Third Parties required to be obtained by Prodigy or Operating Partnership, in connection with the execution and delivery of this Agreement by each of Prodigy and Operating Partnership, the performance by each of Prodigy and Operating Partnership of its respective obligations under this Agreement and the consummation by each of Prodigy and Operating Partnership of the transactions contemplated hereby have been made or obtained.

6.2    Representations and Warranties of SBC and SBC Sub.

     Each of SBC and SBC Sub jointly and severally hereby makes the following representations and warranties to Prodigy and Operating Partnership:

     (a) Authorization; Enforcement. Each of SBC and SBC Sub has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement in accordance with its terms. Each of SBC and SBC Sub has taken all necessary action to authorize the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. This Agreement is a valid and legally binding obligation of each of SBC and SBC Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

     (b) Compliance with Law and Obligations. The execution and delivery by each of SBC and SBC Sub of this Agreement do not, and the performance by each of SBC and SBC Sub of its respective obligations under this Agreement and the consummation by each of SBC and SBC Sub of the transactions contemplated hereby will not, violate any provision of any law or regulation, or any existing writ or decree of any court or Governmental Entity applicable to SBC or SBC Sub, or violate, conflict with or constitute a breach of, or a default under, the certificate of incorporation or bylaws of SBC or SBC Sub, or result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, modification or acceleration) (whether after the giving of notice or the passage of time or both) under any material Contract to which SBC or SBC Sub is a party or which is binding on it or its assets, and will not result in the creation of any Lien on, or security interest in, any of the assets or properties of SBC or any of its Subsidiaries.

     (c) Consents and Approvals. All notices, reports or other filings required to be made by SBC or SBC Sub, and all consents, registrations, approvals, permits, authorizations and orders of Governmental Entities or other Third Parties required to be obtained by SBC or SBC Sub in connection with the execution and delivery of this Agreement by each of SBC and SBC Sub, the performance by each of SBC and SBC Sub of its respective obligations under this Agreement and the consummation by each of SBC and SBC Sub of the transactions contemplated hereby, have been made or obtained.

                                  ARTICLE VII
                                 MISCELLANEOUS

7.1    Assignment.


     Neither this Agreement nor any rights or obligations hereunder may be assigned by any Party without the prior written consent of the other Parties hereto. For purposes of this Section 7.1, the following transactions shall be deemed an assignment of this Agreement that shall require the other Parties' written consent: (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), other than by shareholders of record as of the Effective Date, of shares representing more than 25% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of a Party, and (ii) with respect to Prodigy, the occupation of a majority of the seats (other than vacant seats) on the Prodigy Board by persons who were neither (A) nominated by SBC or its Affiliates, nor
(B) appointed by directors so nominated. Any attempted assignment that does not comply with this Section 7.1 shall be void.

7.2    Governing Law; Venue; Waiver of Jury Trial.

     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH AND SUBJECT TO THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO CONFLICTS OF LAWS PRINCIPLES.

     The Parties hereby irrevocably submit to the jurisdiction of the courts of the State of Texas and the Federal court of the United States of America located in the State of Texas solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the Parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Texas State or Federal court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided for in this Agreement or in such other manner as may be permitted by Law shall be valid and sufficient service thereof.

     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.2.

7.3    Counterparts.

     This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and may be executed by facsimile signature. All counterparts shall collectively constitute one and the same Agreement.

7.4    Notices.

     In any case where any notice or other communication is required or permitted to be given hereunder, such notice or communication shall be in writing and deemed to have been duly given and delivered: (a) if delivered in person, on the date of such delivery; (b) if sent by overnight express or registered or certified mail (with return receipt requested), on the date of receipt of such mail; or (c) if sent by confirmed facsimile transmission (with answer back received), on the date of such facsimile transmission provided that notice is also sent on the same day by one of the methods set forth in (a) or (b) above. Such notice or other communication shall be sent to the following address(es) (or such other address(es) as a Partner may designate from time to time in writing):

     If to SBC or SBC Sub:

          Randall Stephenson
          Senior Vice President-Consumer Markets
          SBC Communications Inc.
          175 East Houston Street, Room 1224
          San Antonio, Texas 78205
          Telecopy:  (210) 370-1290
          Telephone:  (210) 351-5260

     With a copy, which shall not constitute notice, to:

          Mr. Wayne Watts
          Vice President and Assistant General Counsel
          SBC Communications Inc.
          175 East Houston Street, Room 4-H-60
          San Antonio, Texas 78205
          Telecopy:  (210) 351-3257
          Telephone:  (210) 351-3476

     If to Prodigy or Operating Partnership:

          Gregory G. Williams
          Executive Vice President and COO
          Prodigy Communications Corporation
          6500 River Place Blvd., Building III
          Austin, TX  78730

          Telecopy:  (512) 527-1199
          Telephone: (512) 527-1200
          Attention: Executive Vice President
                     & COO

     With a copy, which shall not constitute notice, to:

          General Counsel

                    Prodigy Communications Corporation
                    6500 River Place Blvd., Building III
                    Austin, TX  78730

                    Telecopy:  (512) 527-1199
                    Telephone: (512) 527-1150
                    Telephone: (617) 526-6000

7.5    Entire Agreement.

     The terms and conditions contained in this Agreement (including the exhibits and/or schedules attached hereto) constitute the entire agreement between or among the Parties relating to the subject matter of this Agreement and shall supersede all previous communications between the Parties with respect to the subject matter of this Agreement. No Party has entered into this Agreement in reliance upon any representation, warranty, covenant or undertaking of any other Party that is not set out or referred to in this Agreement.

7.6    Amendment.

     Except as expressly provided otherwise in this Agreement, this Agreement may be varied, amended or extended only by the written agreement executed and delivered by duly authorized officers or representatives of the respective Parties.

7.7    Severability.

     In the event that any provision of this Agreement is held to be illegal, invalid or unenforceable in a final, unappealable Order or judgment (each such provision, an "invalid provision"), then such provision shall be severed from this Agreement and shall be inoperative, and the Parties promptly shall negotiate in good faith a lawful, valid and enforceable provision that is as similar to the invalid provision as may be possible and that preserves the original intentions and economic positions of the Parties as set forth herein to the maximum extent feasible, while the remaining provisions of this Agreement shall remain binding on the Parties hereto. Without limiting the generality of the foregoing sentence, in the event a change in any applicable Law, rule or regulation makes it unlawful for a Party to comply with any of its obligations hereunder, the Parties shall negotiate in good faith a modification to such obligation to the extent necessary to comply with such Law, rule or regulation that is as similar in terms to the original obligation as may be possible while preserving the original intentions and economic positions of the Parties as set forth herein to the maximum extent feasible.

7.8    Headings; Recitals.

     The descriptive headings of the articles and sections of this Agreement and its Schedules and Exhibits and the recitals herein are inserted for convenience only and do not constitute a part of this Agreement.

7.9    No Waiver of Rights.

     No failure or delay on the part of a Party in the exercise of any power or right hereunder shall operate as a waiver thereof. No single or partial exercise of any right or power hereunder shall operate as a waiver of such right or of any other right or power. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach hereunder. No waiver shall be effective unless in writing signed by the waiving Party.

7.10    Remedies Cumulative.

     Unless expressly provided otherwise herein, all rights and remedies granted to each Party under this Agreement are cumulative and in addition to, and not in lieu of, any other rights or remedies otherwise available to such Party at law or in equity.

7.11    No Agency.

     Each of the Parties hereto is an independent contractor and shall have no right, power or authority to assume or create any obligation or responsibility on behalf of any of the other Parties. This Agreement shall not create or imply, or be construed to create or imply, any partnership, association, agency, or joint venture between or among the Parties.

7.12    No Third Party Beneficiaries.

     This Agreement is entered into solely among, and may be enforced only by, the Parties hereto. This Agreement shall not be deemed to create any rights in any Third Parties, including suppliers, customers and employees of any Party, or to create any obligations of a Party to any such Third Parties.

7.13    Force Majeure.

     If any circumstance beyond the reasonable control of any Party occurs which delays or renders impossible the performance of that Party's obligations under this Agreement on the dates herein provided, such obligation shall be postponed for such time as such performance necessarily has had to be suspended or delayed on account thereof, provided such Party shall notify the other Parties in writing as soon as practicable, but in no event more than ten days, after the occurrence of such force majeure. In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such event, provided that such Partner who fails because of force majeure to perform its obligations hereunder shall use commercially reasonable efforts to implement work-arounds or otherwise minimize the length of the delay and to resume promptly performance upon the cessation of the force majeure. Events of force majeure shall include war, revolution, invasion, insurrection, riots, mob violence, sabotage or other civil disorders, power outages, and acts of God; provided, however, that, in the event that a change in any applicable Law, rule or regulation makes it unlawful for a Party to comply with any of its obligations hereunder and could be considered an event of force majeure, the characterization of such change in Law, rule or regulation as an event of force majeure shall be without prejudice to the obligations of the Parties under
Section 7.7 above.

7.14    Further Assurances; Affiliates.

     In addition to any other obligations set forth in the Agreement, each Party agrees to take such action (including, but not limited to, the execution, acknowledgment and delivery of documents) as may reasonably be requested by the other Party for the implementation or continuing performance of this Agreement. Unless otherwise expressly set forth herein, any agreement by a Party to take or refrain from taking any action shall constitute an agreement by such Party to cause each of its Subsidiaries, and to use all reasonable best efforts to cause each of its Affiliates, to so act or refrain from acting.

7.15    Export Controls.

     Each Party agrees to comply fully with all relevant export laws and regulations of the United Sates to ensure that no information or technical data provided pursuant to this Agreement is exported or re-exported directly or indirectly in violation of law.

7.16    Negotiated Terms.

     Each Party acknowledges that the provisions of this Agreement were negotiated to reflect an informed, voluntary allocation between the Parties of all risks (both known and unknown) associated with the transactions contemplated by this Agreement.

7.17    Affiliate Obligations.

     Each of SBC and Prodigy agree to cause their respective Affiliates to comply with the terms and conditions of this Agreement to the extent such terms and conditions are applicable to such Affiliates.

7.18    Principles Of Construction.

     In this Agreement and all other attached Schedules, Exhibits or Attachments to this Agreement, unless otherwise expressly indicated or required by the context:

     (a) reference to and the definition of any document shall be deemed a reference to such document as it may be amended, supplemented, revised, or modified, in writing, from time to time but disregarding any amendment, supplement, replacement or novation made in breach of this Agreement;

     (b) references in this Agreement to any statute, decree or regulation shall be construed as a reference to such statute, law, decree or regulation as re-enacted, redesignated, amended or extended from time to time and references herein or in this Agreement to any document or agreement shall be deemed to include references to such document or agreement as amended, varied, supplemented or replaced from time to time in accordance with such document's or agreement's terms;

     (c) defined terms in the singular shall include the plural and vice versa, and the masculine, feminine or neuter gender shall include all genders;

     (d) the words "including" or "includes" shall be deemed to mean "including without limitation" and "including but not limited to" (or "includes without limitation" and "includes but is not limited to") regardless of whether the words "without limitation" or "but not limited to" actually follow the term;

     (e) accounting terms used herein but not defined herein shall have their respective meanings provided under U.S. GAAP;

     (f) the words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement or its Schedules or Exhibits shall refer to this Agreement and its Schedules and Exhibits as a whole and not to any particular provision hereof or thereof, as the case may be; and

     (g) any reference herein to a time of day means the time of day in Austin, Texas.

7.19    Confidentiality.

     The Parties shall maintain the confidentiality of this Agreement and of any provisions of this Agreement in accordance with any applicable laws, rules and regulations.

7.20    Taxes.

     (a) Payments. All payments under this Agreement shall be made exclusive of any applicable taxes and shall be made free and clear of, and without reduction for (and the payor shall be responsible for and shall indemnify the payee against), any applicable federal, state, local or foreign sales, use or value-added taxes pertaining to the payments under this Agreement (but specifically excluding taxes based upon the net income of the payee). At the payee's request, the payor shall promptly furnish the payee with receipts evidencing the payment of any taxes referred to in the preceding sentence. The payor and the payee shall cooperate with each other in minimizing any applicable tax and in obtaining any exemption from or reduced rate of tax available under any applicable law.

          IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed in its name and on its behalf, all as of the date first above written.

                              SBC COMMUNICATIONS INC.



                              By:       /s/ Don Kiernan
                                 -------------------------------
                                 Name:  Don Kiernan
                                 Title: Senior Executive Vice President,
                                        Treasurer and CFO


                              SBC  INTERNET COMMUNICATIONS, INC.



                              By:       /s/ Don Kiernan
                                 -------------------------------
                                 Name:  Don Kiernan
                                 Title: Vice President


                              PRODIGY COMMUNICATIONS CORPORATION



                              By:       /s/ Charles Foster
                                 -------------------------------
                                 Name:  Charles Foster
                                 Title: Chairman, CEO & President


                              PRODIGY COMMUNICATIONS LIMITED PARTNERSHIP

                              By:  Prodigy Communications Corporation, as
                                   general partner of Prodigy Communications
                                   Limited Partnership


                              By:       /s/ Charles Foster
                                 --------------------------------
                                 Name:  Charles Foster
                                 Title: Chairman, CEO & President